Exhibit 99.1
JOINT NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT: Van K. Wilson	CONTACT: Natalie S. Hairston
(281) 209-3900	(281) 878-1000
vwilson@controldynamics.com	ir@ENGlobal.com

ENGlobal Acquires Control Dynamics International;
Extends Automation Capabilities Upstream

HOUSTON, TX, April 7, 2010 – ENGlobal Corporation (NASDAQ: ENG), a leading provider of engineering and related project services, and Control Dynamics International, LP (“CDI”), an industry leader in advanced control solutions, announced today that ENGlobal’s Automation segment has acquired selected assets of CDI, a privately-held automation firm based in Houston, Texas.  CDI designs and manufactures industrial automation control systems primarily for the upstream energy industry and has annual revenues of approximately $5.0 million.

Under terms of the agreement, ENGlobal will not assume any CDI debt, nor will it be required to issue any stock as consideration for the acquired assets.  The transaction is expected to be immediately accretive.  Certain key members of CDI’s management team have entered into employment agreements with ENGlobal.  Further terms of the transaction were not disclosed.

The acquisition of CDI gives ENGlobal a strategic entry into the upstream energy sector.  CDI offers certain proprietary products, such as the Dolphin™ Universal Master Control Station (MCS), which can be quickly configured to most subsea control projects.  CDI also has expertise in blowout preventer control systems, supervisory control and data acquisition systems (SCADA), and Floating Production Storage and Offloading (FPSO) turret override protection systems.  For efficiencies, ENGlobal plans to relocate its Automation personnel from its North Houston headquarters to CDI’s 24,000 square foot facility nearby.

“Much of our current project work is in the upstream sector, which makes CDI a natural fit with ENGlobal’s suite of services,” said Mr. Anthony George, Chief Executive Officer of CDI. “ENGlobal’s financial resources should provide us with larger projects and cross-selling opportunities, thus spurring our growth.  We strongly believe that our clients will greatly benefit from our combined capabilities.”

Ms. Shelly D. Leedy, P.E., President of ENGlobal Automation Group, Inc., added, “This transaction presents tremendous synergies to both companies and expands ENGlobal’s market presence into the upstream vertical.  Our combined operations offer a portfolio of high value engineering and related project services to a very broad spectrum of the energy industry.  I look forward to integrating CDI into our existing operations and, on behalf of TEAM ENGlobal, we welcome CDI’s dedicated employees to our family.”

~ more~

654 N. Sam Houston Parkway E. • Suite 400 • Houston, Texas 77060-5914
www.ENGlobal.com

Joint Press Release
April 7, 2010

About Control Dynamics International
Founded in 1991 in Houston, Texas, Control Dynamics International has grown to be a recognized industry leader in designing and implementing some of the largest, most advanced control solutions for all segments of the hydrocarbon supply chain.  Having completed over 1,000 process control projects worldwide, CDI’s technology experience spans distributed control systems (DCS), programmable logic controllers (PLC), and hybrid distributed control systems.  As an ISO 9001:2008 certified company, our project methodology encompasses all project phases, including design, life-cycle cost analysis, systems and equipment selection, software development, quality control procedures, and supporting business processes.  For more information, please visit www.controldynamics.com.

About ENGlobal Corporation
ENGlobal provides engineering, construction, automation, land and governmental services principally to the energy sector throughout the United States and internationally.  The Company has approximately 2,000 employees in 19 offices and occupies over 500,000 square feet of office and fabrication space.  ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to:  (1) the Company’s ability to continue profitable operations in the current economic downturn; (2) the performance of the energy sector (3) fluctuations in the price of oil; (4) continued demand for the Company's services; (5) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (6) the successful financial performance of each business unit; and (7) the Company’s ability to successfully integrate the CDI acquisition.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission.  In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.  Also, the information contained in this press release is subject to the risk factors identified in the Company’s most recent Form 10-K.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

###